DIRECTOR AND OFFICER INDEMNIFICATION AGREEMENT
BETWEEN
[Name of Director/Officer]
AND
LI-CYCLE HOLDINGS CORP.
MADE AS OF
              , 20[●]

DIRECTOR AND OFFICER
INDEMNIFICATION AGREEMENT
THIS AGREEMENT is made as of               , 20[●].
BETWEEN
[Name of director/officer] (the “Indemnified Party”)
- and -
LI-CYCLE HOLDINGS CORP., a corporation incorporated under the laws of the Province of Ontario (the “Corporation”).
WHEREAS the Business Corporations Act (Ontario) (the “Act”) permits the Corporation to indemnify directors or officers of the Corporation, and certain other individuals;
AND WHEREAS it is in the best interests of the Corporation to attract and retain competent persons to serve as directors or officers or in similar capacities by providing for the indemnification and advancement of expenses to such director, officers and individuals, and the entering into of an agreement containing indemnification provisions of the kind contained in this Agreement is reasonable and necessary to achieving those goals;
AND WHEREAS the Indemnified Party is willing to act or to continue to act as a director or officer (or both) of the Corporation or is currently or may, in the future, be willing to act or to continue to act, at the request of the Corporation, as a director or officer (or both), or an individual acting in a similar capacity or holding a position equivalent to that of a director or officer, of another entity, if, among other things, the Corporation provides the Indemnified Party with contractual assurance that the protection against personal liability contemplated in this Agreement will be available to the Indemnified Party to the fullest extent permitted by applicable law;
AND WHEREAS the Corporation and the Indemnified Party consider it desirable to enter into this Agreement, and in entering such Agreement, affirm that they intend that all the provisions of this Agreement be given legal effect to the fullest extent permitted by applicable law;
NOW THEREFORE, in consideration of the Indemnified Party agreeing to serve or continue to serve, as set forth above, and having regard to the premises and the covenants and agreements contained herein, the receipt and sufficiency of which are acknowledged by the Corporation, the parties agree as follows:
Article 1 - INTERPRETATION
1.01Definitions
In this Agreement, unless something in the subject matter or context is inconsistent therewith:
“Agreement” means this director and officer indemnification agreement, including its recitals and schedules, as amended from time to time.

“Board of Directors” means the board of directors of the Corporation.
“Business Day” means a day other than a Saturday, Sunday or statutory holiday in Toronto, Ontario.
“Cost Advance” means an advance of moneys to the Indemnified Party of Costs before the final disposition of any Proceeding.
“Costs” means any and all costs, charges and expenses actually and reasonably incurred by the Indemnified Party in respect of any Proceeding, including any and all costs, charges and expenses which the Indemnified Party may reasonably incur, suffer, sustain or be required to pay in connection with investigating, initiating, preparing for, defending, serving as or being a witness, providing evidence in connection with, attending any meeting, discovery, trial or hearing, instructing or receiving advice of the Indemnified Party’s own or other counsel or other professional advisors in relation to, preparing to prosecute, defend or settle, settling, appealing or otherwise participating in or otherwise being involved in (including in each case, on appeal), any Proceeding, whether or not any Proceeding is commenced, including all legal and other professional fees, charges and disbursements (including, without limitation, any interest, assessment or other charges imposed thereon and costs incurred in preparing statements in support of payment requests hereunder) and includes all cost, charges and expenses actually and reasonably incurred by the Indemnified Party in connection with the enforcement of the Indemnified Party’s rights under this Agreement.
“Defence Counsel” has the meaning set out in Section 3.01(2).
“Defence Notice” has the meaning set out in Section 3.01(1).
“Eligible Event” means any event or occurrence that takes place either before or after the execution of this Agreement and arises out of or in connection with, or is incidental to, (i) the fact that the Indemnified Party (A) is or was a director or officer of the Corporation; or (B) is or was serving at the request of the Corporation as a director or officer or in a similar capacity, or holds or held a position equivalent to that of a director or officer, of a Related Entity; or (ii) anything done or not done by the Indemnified Party in any such capacity.
“Final Judgment” means, in respect of any matter, a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) of a court having jurisdiction over such matter.
“Liabilities” means any and all Costs, charges and expenses of whatever nature or kind (including damages, judgments, awards, fines, penalties and amounts paid in settlement of a Proceeding and reasonable legal or other professional fees and disbursements and all other out-of-pocket expenses) suffered, sustained or incurred by, or imposed upon, the Indemnified Party, or which the Indemnified Party is required to pay, in connection with investigating, initiating, preparing for, defending, serving as or being a witness, providing evidence in connection with, attending any meeting, discovery, trial or hearing, instructing or receiving advice of the Indemnified Party’s own or other counsel or other professional advisors in relation to, preparing to prosecute, defend or settle, setting, appealing or otherwise participating in, or otherwise being involved in (including, in each case, on appeal), any Proceeding, and includes any federal, provincial, state, municipal or foreign taxes imposed on the Indemnified Party as a result of the actual or deemed receipt of any payments under this Agreement.
“Notice of Proceedings” has the meaning set out in Section 3.01(1).

“Policies” means director and officer policy or policies of insurance, and “Policy” has a corresponding meaning.
“Proceeding” means any current, actual, threatened, pending, commenced, continuing or completed action, derivative action, suit, proceeding, claim, counterclaim, cross-claim, hearing, inquiry, investigation, arbitration, mediation, or alternative dispute resolution mechanism or procedure, howsoever arising, whether brought by a third party, a government agency, whether in the right of the Corporation or otherwise, and whether civil (including intentional or unintentional tort claims), criminal, administrative, investigative(formal or informal) or other, and whether arising in law, equity or under statute, rule, regulation or ordinance of any governmental or administrative body or otherwise, and whether made or commenced by the Corporation or any Related Entity and any appeal or appeals therefrom, in which the Indemnified Party is, has been or may be involved (including as a party, or otherwise) or is or may be liable for or in respect of a judgment, penalty or fine in, or Costs related thereto, by reason of or arising, in whole or in part, out of or in connection with or incidental to an Eligible Event.
“Related Entity” means any entity of which the Indemnified Party acts or acted as a director or officer or in a similar capacity, or holds or held a position equivalent to that of a director or officer, at the request of the Corporation.
“Subsidiary” means, with respect to any person, an entity that is controlled by such person.
“Tax Indemnity Amounts” has the meaning set out in Section 2.06(1).
1.02Headings
The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of and Schedules to this Agreement.
1.03Extended Meanings
In this Agreement words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, limited and unlimited liability companies, general and limited partnerships, associations, trusts, unincorporated organizations, joint ventures and governmental authorities. The term “including” means “including without limiting the generality of the foregoing” and the term “third party” means any person other than the Corporation and the Indemnified Party.
1.04Statutory References
In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations, rules or policies made thereunder.
1.05Controls
For the purposes of this Agreement, “control” means, with respect to the relationship between or among two or more persons, the possession, direct or indirect, of the power to direct or cause the direction of the affairs of the management and policies of a person, whether through the ownership of securities, by contract or otherwise, and the term “controlled” has the meaning correlative to the foregoing.
Article 2 - RIGHT OF INDEMNITY
1.01Right of Indemnity
(1)Upon and subject to the terms and conditions hereof, the Corporation will indemnify and save harmless the Indemnified Party and the Indemnified Party’s heirs and personal and other legal representatives from and against all Liabilities, to the fullest extent permitted by the Act. If the Indemnified Party is entitled under any provision of this Agreement to indemnification by the Corporation for a portion of any Liabilities in respect of a Claim related to an Eligible Event but not for the total amount thereof, the Corporation will nevertheless indemnify the Indemnified Party for the portion thereof to which the Indemnified Party is entitled.
(2)Upon and subject to the terms and conditions hereof, including Section 2.04, the Corporation will, upon receipt by the Corporation of a written demand by the Indemnified Party, promptly, and in any event, no more than 20 Business Days after receipt by the Corporation of such demand, make one or more Cost Advances to the Indemnified Party to the fullest extent permitted by the Act. Each such written demand will include (i) a written affirmation of the Indemnified Party’s good faith belief that the Indemnified Party is entitled to indemnification hereunder, together with particulars of the Costs to be covered by the proposed Cost Advance; provided that the Indemnified Party will not be required to provide any information to the extent that the provision thereof would waive solicitor-client privilege; and (ii) a written undertaking by the Indemnified Party to repay all Cost Advances if and to the extent that it is determined pursuant to a Final Judgment that the Indemnified Party is not entitled to indemnification hereunder or that the payment of such Costs is prohibited by applicable law. Such written undertaking to repay Cost Advances will be unsecured and no interest will be charged thereon.
(3)The Indemnified Party will repay to the Corporation, upon demand, Cost Advances (i) if and to the extent that it is determined by a Final Judgment that the Indemnified Party is not entitled to indemnification hereunder or that the payment of such Costs is prohibited by applicable law; (ii) if and to the extent that the Corporation has fully performed its obligations to the Indemnified Party under this Agreement with respect to the advance of Costs and other matters bearing on the ability of the Indemnified Party to protect his or her interests fully and effectively in the applicable Proceeding; and (iii) subject to any right of counterclaim or set off in favour of the Indemnified Party.
1.02Limits of Indemnity
The indemnity provided in Section 2.01 will not apply unless, in connection with the matter which gave rise or will give rise to the Liabilities for which indemnification is sought hereunder, the Indemnified Party:
(a)acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, the best interests of the Related Entity; and
(b)in the case of a criminal or administrative Proceeding that is enforced by a monetary penalty, the Indemnified Party had reasonable grounds for believing that the Indemnified Party’s conduct was lawful.

The Corporation will have the burden of establishing the matters referred to in clauses (a) and (b) of this Section 2.02, as applicable.
1.03Exceptions to Indemnity and Cost Advances
Notwithstanding any other provision of this Agreement, the Corporation will not, as applicable, be obligated pursuant to the terms of this Agreement to indemnify, or make Cost Advances to, the Indemnified Party:
(a)for any amount in respect of which the Indemnified Party may not be relieved of liability under the Act or otherwise at law;
(b)arising in connection with any Proceeding initiated or commenced by the Indemnified Party against (i) the Corporation or any Related Entity, unless it is brought to establish or enforce any right under this Agreement or rights of indemnification under any other agreement or under any Policy or any indemnity provisions of the constating documents of the Corporation or a Related Entity, as applicable, now or hereafter in effect relating to Proceedings; or (ii) any other person; unless, in either case, (A) the Corporation or the Related Entity, as applicable, has joined in or consented to the initiation of such Proceeding, or (B) such Proceeding is a counterclaim to any Proceeding in respect of which the Indemnified Party is otherwise entitled to indemnification hereunder; or
(c)for a disgorgement of profits made from the purchase and sale by the Indemnified Party of securities pursuant to applicable securities laws or common law.
The Corporation will have the burden of establishing the matters referred to in this Section 2.03.
1.04Actions by the Corporation
In respect of a Proceeding by or on behalf of the Corporation or a Related Entity to procure a judgment in its favour to which the Indemnified Party is made a party by reason of being or having been a director or officer of the Corporation or, at the request of the Corporation, a director or officer, or an individual acting in a similar capacity, of a Related Entity, the Corporation will not indemnify the Indemnified Party or make Cost Advances to the Indemnified Party unless court approval to furnish such indemnity is obtained in accordance with the applicable provisions of the Act. Unless (i) the indemnity provided pursuant to this Agreement does not apply as contemplated pursuant to Section 2.02, or (ii) pursuant to Section 2.03, excluding Section 2.03(a), the Corporation is not obligated pursuant to the terms of this Agreement to indemnify for Liabilities in relation to such Proceeding, upon written request by the Indemnified Party, the Corporation will promptly make application for approval of the court having jurisdiction to furnish indemnification and make Cost Advances in connection with such Proceeding.
1.05No Presumption
Unless a court of competent jurisdiction otherwise has held or decided that the Indemnified Party is not entitled to indemnification under this Agreement, the determination of any Proceeding by judgment, order, settlement (whether with or without court approval) or conviction does not and will not, of itself, create a presumption either that the Indemnified Party did not satisfy or has not adhered to any particular standard of conduct or have any particular belief or grounds for belief (including that the Indemnified Party did not act honestly and in good faith with a view to the best interests of the Corporation or a Related Entity or did not have reasonable grounds for believing that the Indemnified Party’s conduct was lawful) or that the Indemnified Party is not entitled to indemnification under this Agreement.
1.06Income Tax
(1)Each payment made by the Corporation to the Indemnified Party pursuant to this Agreement will be made without setoff, counterclaim or reduction for, and free from and clear of, and without deduction for or because of, any and all present or future taxes imposed, levied, collected, assessed or withheld by or within any taxing jurisdiction, unless the Corporation is required by law or the interpretations thereof by any relevant governmental authority to make such withholding or deduction. If the Corporation does not pay, cause to be paid or remit payments due hereunder free from and clear of such taxes, then the Corporation will forthwith pay the Indemnified Party such additional amounts (the “Tax Indemnity Amounts”) as may be necessary in order that the net after taxes amount of every payment made to the Indemnified Party, after provision for payment of any taxes payable by the Corporation and, or, the Indemnified Party (including any deduction or withholding of taxes imposed, levied, collected, assessed or withheld by or within any taxing jurisdiction on or with respect to Tax Indemnity Amounts and taxes on or in respect of the receipt of Tax Indemnity Amounts), will be equal to the amount that the Indemnified Party would have received had there been no such taxes.
Article 3 - PROCEDURES
1.01Notice
(1)Promptly after the receipt by the Indemnified Party of any assertion, notice of commencement or notice of any threat of commencement by any third party of any Proceeding against the Indemnified Party that results or may result in the incurrence by such Indemnified Party of any Liabilities for which such Indemnified Party would be entitled to indemnification, or in any demand by the Indemnified Party for Cost Advances, pursuant to this Agreement, the Indemnified Party will promptly notify the Corporation of the assertion, commencement or threatened commencement of such Proceeding. Such notice (a “Notice of Proceedings”) will also specify with reasonable detail (to the extent the information is reasonably available) the factual basis for the Proceeding, the amount claimed by the third party or, if such amount is not then determinable, a reasonable estimate of the likely amount of the claim by the third party. The failure to promptly provide such Notice of Proceeding will not relieve the Corporation of any obligation to indemnify the Indemnified Party or to make Cost Advances under this Agreement, except to the extent such failure prejudices the Corporation or any Related Entity. Thereupon, the Corporation will have the right, upon written notice (the “Defence Notice”) to the Indemnified Party within 20 Business Days after receipt by the Corporation of the Notice of Proceeding to conduct, at its own expense, the defence against the Proceeding in its own name or, if necessary, in the name of the Indemnified Party.
(2)The Defence Notice will specify the independent legal counsel the Corporation will appoint to defend such Proceeding (the “Defence Counsel”) and the Indemnified Party will have the right to approve the Defence Counsel, such approval not to be unreasonably withheld, conditioned or delayed. The Indemnified Party will have the right to employ separate legal counsel in any Proceeding and to participate in the defence thereof, but the fees and expenses of such legal counsel will be at the expense of the Indemnified Party and will not be included as part of any Costs or Liabilities incurred by the Indemnified Party for which the Indemnified Party will be entitled to claim from the Corporation unless: (i) the Corporation failed to give the Defence Notice within the prescribed period; (ii) the Indemnified Party reasonably determines that there are legal defences available to the Indemnified Party that are different from, or in addition to, those available to the Corporation or the Related Entity, as applicable, or that a conflict of interest exists which makes representation by legal counsel chosen by the Corporation not advisable; or (iii) the employment of such legal counsel at the expense of the Corporation has been specifically authorized by the Corporation, in which event the reasonable legal fees and expenses of such legal counsel will be paid by the Corporation, subject to the terms hereof. The party conducting the defence of any Proceeding will keep the other party apprised of all significant developments in relation thereto.
(3)The Indemnified Party and the Corporation will reasonably cooperate with each other and, if applicable, their respective counsel in the investigation related to, and defence of, any Proceeding and will make available to each other all relevant books, records, documents and files and will otherwise use reasonable efforts to assist each other’s counsel to conduct a proper and adequate defence, including by attending or causing its representatives to attend, examinations for discovery, making affidavits, meeting with counsel and testifying or divulging all information in the Corporation’s possession reasonably required to defend or prosecute the proceeding.
(4)The Corporation may conduct any investigation it considers appropriate of any Proceeding of which it receives notice under Section 3.01(1), and will pay all costs of that investigation.
Article 4 - SETTLEMENT
1.01Conduct of Settlements
(1)The Corporation will not, without the Indemnified Party’s prior written consent (such consent not to be unreasonably withheld or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification or a Cost Advance has been sought hereunder unless such settlement, compromise, consent or termination (i) includes an unconditional release of the Indemnified Party from any liabilities on claims that are the subject matter of such Proceeding; and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of the Indemnified Party.
(2)The Corporation will not be liable for any settlement of any Proceeding effected without its prior written consent, and the Indemnified Party will not, without the prior written consent of the Corporation settle, compromise, consent to the entry of any judgement in or otherwise seek to terminate any Proceeding. Notwithstanding the foregoing, the Indemnified Party will have the right to negotiate a settlement in respect of any Proceeding without the prior written consent of the Corporation, provided that (i) the Indemnified Party will pay any compensation, payment costs or other liabilities to be under such settlement and the costs of negotiating and implementing such settlement, and will not seek indemnity from the Corporation in respect of such compensation, payment, costs or other Liabilities and will repay any Cost Advances previously made by the Corporation in respect of such Proceeding; and (ii) the settlement may not include a statement as to, or in admission of, fault, culpability or a failure to act by or on behalf of the Corporation or any Related Entity.
Article 5 - DIRECTOR AND OFFICER LIABILITY INSURANCE
1.01Liability Insurance
(1)Subject to Section 5.01(2), the Corporation will use commercially reasonable efforts to obtain and maintain Policies. Such Policies in respect of the directors and officers of the Corporation and of each Related Entity will include such customary terms and conditions and such limits as are then available to the Corporation on reasonable commercial terms, having regard to the historical and current market capitalization of the Corporation, the nature and size of the business, operations and risk profile of the Corporation and its Subsidiaries from time to time, as determined by the Corporation in its sole discretion. In all such Policies maintained by the Corporation, the Corporation will use its reasonable best efforts to ensure that the Indemnified Party will be named as an insured and the Policies will provide coverage covering the Indemnified Party on terms no less favourable to the Indemnified Party than the coverage the Corporation has in place for any (most favourably insured) director or officer of the Corporation. Upon written request of the Indemnified Party, the Corporation will provide to the Indemnified Party full particulars of the Policies that have been obtained and any proposed replacement or renewal Policies.
(2)The Corporation will have no obligation to obtain or maintain Policies if the Corporation determines in good faith that: (i) such insurance is not reasonably available in the market-place; (ii) the premium cost for such insurance is disproportionate to the amount of coverage provided, given the nature and size of the business and operations of the Corporation and its Subsidiaries; (iii) the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit to the Indemnified Party; or (iv) the Corporation is to be acquired and insurance will be maintained by the acquirer that covers pre-closing acts and omissions by the Indemnified Party subject to Section 6.03.
(3)Upon receipt by the Corporation of a Notice of Proceeding, the Corporation will promptly give notice to the insurer(s) under the Policies maintained by it and comply with all procedures and guidelines of the insurer(s) to ensure coverage of the Indemnified Party under the Policies.
(4)Subject to Section 5.01(2), if the Indemnified Party ceases to be a director or officer of the Corporation or a director or officer, or an individual acting in a similar capacity (including an individual holding a position equivalent to that of a director or officer), of the Corporation or any Related Entity for any reason, then the Corporation will continue to use commercially reasonable efforts to purchase and maintain Policies for the benefit of the Indemnified Party on terms at least as favourable as the Policies that the Corporation (i) purchased and maintained for the benefit of the Indemnified Party immediately before the Indemnified Party ceased to be a director or officer of the Corporation or a director or officer, or an individual acting in a similar capacity, of a Related Entity; and (ii) purchases and maintains for the benefit of the directors and officers of the Corporation after the Indemnified Party ceases to be a director or officer of the Corporation or a director or officer, or an individual acting in a similar capacity, of a Related Entity. Subject to Section 5.01(2), the Corporation will maintain such Policies and renewal thereof for a minimum of six years following the Indemnified Party ceasing to be a director or officer of the Corporation or a director or officer, or an individual acting in a similar capacity (including an individual holding a position equivalent to that of a director or officer), of a Related Entity, as the case may be. Alternatively, the Corporation may, in its sole discretion, elect to purchase for the Indemnified Party a non-cancellable six year director and officer run-off policy that provides coverage for the Indemnified Party after the Indemnified Party ceases to be a director or officer of the Corporation or a director or officer, or an individual acting in a similar capacity (including an individual holding a position equivalent to that of a director or officer), of a Related Entity, in each case that is at least as favourable as the coverage described in clause (i) of this Section.
(5)If one or more of the Policies providing coverage on a ‘claims-made’ basis is cancelled or is not renewed, the Corporation will use commercially reasonable efforts to promptly purchase the maximum degree of extended reporting period coverage available under such Policies unless replacement director and officer liability insurance coverage has been obtained that covers the Indemnified Party and that does not contain a ‘retroactive date’ so as to deprive the Indemnified Party of coverage for wrongful acts alleged to have been committed prior to the inception date of such replacement insurance, unless the Corporation determines in good faith that: (i) such insurance is not reasonably available in the market-place; (ii) the premium cost for such insurance is disproportionate to the amount of coverage provided, given the nature and size of the business and operations of the Corporation and its Subsidiaries; (iii) the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit to the Indemnified Party; (iv) the Corporation is to be acquired and insurance will be maintained by the acquirer that covers pre-closing acts and omissions by the Indemnified Party subject to Section 6.03; or (v) the Indemnified Party is covered by similar insurance maintained by a Subsidiary of the Corporation.
(6)In the event the Corporation is unable to fund the purchase of extended insurance coverage by reason of its insolvency or bankruptcy, the Indemnified Party will be given reasonable notice regarding the Corporation’s inability to fund such purchase together with an identification of the additional premium that would be required to exercise the extended reporting period coverage option of the relevant Policies.
(7)In the event that a Proceeding is brought in which the Indemnified Party is named as party or in respect of which the Indemnified Party may be entitled to receive payments or benefits under any Policy maintained by the Corporation, the Corporation will promptly pay, if permitted by applicable law, the insurance deductible applicable under any Policies providing coverage to the Indemnified Party.
(8)During the period when the Indemnified Party serves as a director and officer of the Corporation or a director or officer, or an individual acting in a similar capacity, of a Related Entity, and for a period of six years thereafter, the Corporation will promptly notify the Indemnified Party if (i) any of the Policies lapses, is cancelled, as a result of insolvency or bankruptcy of the Corporation or any other person or otherwise, is not renewed or any provision thereof relating to the extent or nature of the coverage provided thereunder is amended, changed or modified in any material respect; or (ii) any insurer informs the Corporation that all or part of any Proceeding is not covered by any of the Policies.
(9)The indemnity provided for in this Agreement is separate and independent of the Policies and is not in any way limited to the amount of insurance provided under such Policies.
Article 6 - GENERAL
1.01Further Assurances
Each of the Corporation and the Indemnified Party will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.
1.02Time of the Essence
Time is of the essence of this Agreement.
1.03Benefit of the Agreement
This Agreement will enure to the benefit of and be binding upon the respective heirs, executors, administrators, other legal representatives, successors and permitted assigns of the parties hereto. In the event that the Corporation proposes to (i) amalgamate, consolidate with or merge or wind up into any other person and the Corporation will cease to exist as a legal entity or will not be the continuing or surviving corporation or entity of such amalgamation, consolidation, merger or winding up; or (ii) transfer or dispose of all or substantially all of its properties and assets to any person or persons (including a lease, licence, long term supply agreement or other arrangement having the same economic effect as a transfer or other disposition), then in each such case the Corporation will ensure that proper provision is made so that the obligations of the Corporation set forth in this Agreement will continue in full force, including providing for the assumption of the obligations under this Agreement by any corporation or other entity continuing following an amalgamation, merger, consolidation or winding-up of the Corporation with or into one or more other entities (pursuant to a statutory procedure or otherwise), or by the person or persons acquiring all or substantially all of the properties and assets of the Corporation, as the case may be, by written agreement expressly assuming and agreeing to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no amalgamation, consolidation, merger, winding-up or transfer of properties and assets had taken place. In the event of (i) any acquisition (by way of take-over bid, share exchange, purchase of shares or otherwise, and whether in a single transaction or series of related transactions) by any person, or two or more persons acting “jointly or in concert” (within the meaning of that expression as used in applicable securities laws), of beneficial ownership of fifty percent or more of the outstanding voting or equity securities of the Corporation entitled to vote generally in the election of directors of the Corporation; or (ii) a plan of arrangement, amalgamation, merger, consolidation, recapitalization, liquidation, dissolution or other business combination or reorganization or similar corporate transaction, in each case where the Corporation does not cease to exist as a legal entity and is not a continuing or surviving corporation in such transaction, that results in the voting securities of the Corporation outstanding immediately prior to the consummation of such transaction no longer continuing to represent (either by remaining outstanding or by being converted into or exchanged for securities of another entity) at least fifty percent of the combined voting power of the voting securities of the Corporation outstanding immediately after consummation of such transaction, then in each such case the Corporation will ensure that proper provision will be made so that the obligations of the Corporation set forth in this Agreement will continue in full force, including providing that any entity that so acquires voting or equity securities of the Corporation, or any entity which is a surviving corporation or entity in any such arrangement, amalgamation, merger, consolidation, recapitalization, liquidation, dissolution, business combination or reorganization or other transaction, as the case may be, agrees to cause the Corporation to fulfil and honour in all respects all of its obligations under this Agreement and, to the extent necessary, make available to the Corporation, or any successor to the Corporation, any funding required in order for the Corporation, or such successor, to fulfil and honour all obligations under this Agreement.
1.04Entire Agreement
This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.
1.05Amendments and Waivers
No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by the parties hereto. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

1.06Assignment
This Agreement may be assigned by the Corporation without the consent of the Indemnified Party, provided that such transferee enters into a written agreement with the Indemnified Party to be bound by the provisions of this Agreement in all respects and to the same extent as the Corporation is bound and provided that the Corporation will continue to be bound by all the obligations hereunder as if such assignment had not occurred and perform such obligations to the extent that such transferee fails to do so.
1.07Notice
All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the respective parties at the following addresses:
To the Corporation:

207 Queens Quay West, Suite 590
Toronto, Ontario, M5J 1A7, Canada

Attn: General Counsel
Email: legal@li-cycle.com
To the Indemnified Party:

[_____]

Email:    [_____@_____.com]
or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
1.08Remedies Cumulative
The right and remedies of the parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise. No single or partial exercise by a party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that party may be entitled.
1.09Survival
The obligations of the Corporation under this Agreement will continue in full force after the Indemnified Party ceases to be a director or officer.
1.010Independent Legal Advice
The Indemnified Party acknowledges that the Corporation has advised the Indemnified Party to obtain independent legal advice with respect to entering into this Agreement, and that the Indemnified Party has either obtained such independent legal advice or has independently determined that the Indemnified Party does not require such advice, and that the Indemnified Party acknowledges and agrees that the Indemnified Party fully understands the nature and effect of this Agreement and is entering into this Agreement with full knowledge of the contents hereof, of the Indemnified Party’s own free will and with full capacity to do so.
1.011Resignation; Right to Continue to Serve
Nothing in this Agreement will prevent the Indemnified Party from resigning as a director or officer of the Corporation or any Related Entity or as an individual acting in a similar capacity, or holding a position equivalent to that of a director or officer, of any Related Entity, at any time nor will anything contained in this Agreement be construed as creating any right in favour of the Indemnified Party to continue as an officer or director of the Corporation.
1.012Construction as Employment Agreement
Nothing contained in this Agreement will be construed as giving the Indemnified Party any right to be retained in the employ of the Corporation or any of its Subsidiaries.
1.013Governing Law
This Agreement is governed by and will be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.
1.014Attornment
For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have jurisdiction to entertain any action arising under this Agreement. The Corporation and the Indemnified Party each hereby attorns to the jurisdiction of the courts of the Province of Ontario in respect of matters arising in relation to this Agreement.
1.015Obligations Not Affected
The obligations and rights created under this Agreement will not be affected by any amendment to the Corporation’s articles, by-laws or other constating documents or any agreement or instrument to which the Indemnified Party is not a party, and will not diminish any other rights which the Indemnified Party now or in the future has against the Corporation or any other person.
1.016Subrogation
In the event of payment under this Agreement, the Corporation will be subrogated to the extent of such payment to all of the rights of recovery of the Indemnified Party, who hereby agrees to execute all documents required and do all acts that may be necessary to secure such rights and to enable the Corporation effectively to bring suit to enforce such rights.
1.017Duration of Agreement
All obligations of the Corporation under this Agreement will continue during the period in which the Indemnified Party is a director or officer of the Corporation or a Related Entity or is serving at the request of the Corporation as a director or officer, or in a similar capacity (including an individual holding a position equivalent to that of director or officer), of a Related Entity and will continue thereafter so long as the Indemnified Party is subject to any Proceeding by reason of his or her former or current capacity at the Corporation or a Related Entity, as the case may be, whether or not he or she is acting in any such capacity at the time any Liability is incurred for which indemnification can be provided under this Agreement.

1.018Counterparts
This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.
1.019Severability
If any provision of this Agreement is determined by any court of competent jurisdiction to be illegal or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either of the parties.
1.020Electronic Execution
Delivery of an executed signature page to this Agreement by any party by electronic transmission will be as effective as delivery of a manually executed copy of the Agreement by such party.
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IN WITNESS WHEREOF the parties hereto have executed this Agreement by their proper officers duly authorized in that behalf as of the day and year first above written.

_________________________________________
[Name of director/officer]

LI-CYCLE HOLDINGS CORP. By: ______________________________________
Name:
Title: